Exhibit 99.2

ALGECO US HOLDINGS LLC AND ARROW PARENT CORPORATION’S MANAGEMENT’S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Algeco US Holdings LLC and its consolidated subsidiaries’ (“Holdings”) and Arrow Parent Corporation and its consolidated subsidiaries’ (“Arrow”) financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information of Algeco US Holdings and Arrow Parent Corporation” and Holdings and Arrow’s combined financial statements and the notes related thereto included elsewhere in this filing. In addition to historical financial information, the following discussion and analysis contains forward-looking statements, such as statements regarding Arrow’s expectations for future performance, liquidity, and capital resources that involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Holdings and Arrow’s expectations. Holdings and Arrow’s actual results and timing of selected events may differ materially from those contained in or implied by any forward-looking statements contained herein. Factors that could cause such differences include those identified below and those described in the “Unaudited Pro Forma Combined Financial Information,” and elsewhere in this filing.

The information in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for historical periods prior to December 22, 2017, reflect the financial results of Target. For purposes of this section, references to “we,” “us,” “the Companies,” “Algeco US Holdings LLC,” or “Holdings” refers to Algeco US Holdings LLC and its consolidated subsidiaries for periods from and after December 22, 2017 through December 31, 2018 and Target and its consolidated subsidiaries for periods prior to December 22, 2017. References to “we,” “us,” “the Company,” “Arrow Parent Corporation,” or “Arrow” refers to Arrow Parent Corporation and its consolidated subsidiaries for the period from September 7, 2018 through December 31, 2018.

Overview

Holdings, a limited liability company incorporated under the laws of Delaware, was formed by TDR Capital LLP (“TDR”) in September 2017. Holdings is directly owned by Algeco Scotsman Global S.a.r.l. (“ASG”) which is ultimately owned by a group of investment funds managed and controlled by TDR. Holdings acts as a holding company that includes the US corporate employees of ASG and affiliates and certain related administrative costs and is the owner of Target Logistics Management, LLC (“Target”), its operating company. Holdings receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Certain cost allocations are made to Holdings from its ultimate parent, related to payroll, taxes, and certain operating expenses.

Target is one of the largest suppliers of vertically integrated hospitality solutions in North America. It is organized as a single-member limited liability company incorporated under the laws of Massachusetts. Target provides specialty rental with comprehensive vertically integrated hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce lodge management, and laundry service. Target serves clients in oil, gas, mining, alternative energy, government and immigrations sectors principally located in the West Texas, South Texas, Oklahoma and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.

Arrow, incorporated under the laws of Delaware, owns 100% of Arrow Bidco LLC (“Bidco”). Arrow is owned by Arrow Holdings S.a.r.l. (“AHS”), which is ultimately owned by a group of investment funds managed and controlled by TDR. Arrow was formed in August 2018 and acts as a holding company for Bidco, which was also formed in September 2018 as a holding company. Neither Arrow or Bidco have operating activity, but receive capital contributions, make distributions, and maintain cash as well as other amounts owed to and from affiliated entities.

Bidco is incorporated under the laws of Delaware as a single member LLC, and owns 100% of RL Signor Holdings, LLC (“Signor”) acquired on September 7, 2018.

Signor is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate hospitality solutions located primarily throughout Texas. Through its operating subsidiaries, Signor provides comprehensive vertically integrated hospitality services consistent with those of Target.

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On September 7, 2018, Bidco purchased 100% of the Membership Interests of Signor. Bidco acquired Signor for an aggregate purchase price of $201.5 million excluding $15.5 million of cash and cash equivalents and restricted cash acquired. The amount of the purchase price in excess of the fair value of the net assets acquired was recorded as goodwill.

On November 13, 2018, Holdings and Arrow entered into a Membership Purchase Agreement with Platinum Eagle Acquisition Corporation (“Platinum Eagle”), through its wholly-owned subsidiary, Topaz Holdings LLC to affect a business combination. Pursuant to the agreement all of the equity interests of Holdings and Arrow, will be purchased respectively, for approximately $1.311 billion. The purchase price will be paid in shares and cash.

On December 22, 2017, in a restructuring transaction (“Restructuring”) amongst entities under common control of TDR and ASG, Holdings acquired 100% ownership of Target, initially acquired by another subsidiary of ASG in 2013, as its operating company. As part of the Restructuring, certain notes and intercompany accounts among Target and other ASG entities were offset and extinguished and any gain or loss on extinguishment of the notes and receivables have been recognized as contributions and distributions in equity. Further, immediately prior to the Restructuring transaction, on December 15, 2017, Target acquired all of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (collectively, “Iron Horse”), in a transaction between entities under common control of TDR. Iron Horse was initially acquired by another subsidiary of TDR on July 31, 2017 and accounted for as a business combination with the assets acquired and liabilities assumed recorded at fair value as of the date of the initial acquisition. The acquisition of Iron Horse expanded Target’s presence in the Texas Permian Basin, adding four lodges with approximately one thousand rooms in strategic locations across Texas.

As the Restructuring transaction and Target’s acquisition of Iron Horse were among entities under common control, the transactions did not result in a change in control and therefore did not meet the definition of a business combination in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, the net assets have been recorded at their carrying value at the date of transfer. Additionally, as these transactions occurred between entities under common control, Holdings has recorded no gain or loss in the consolidated financial statements. Further, as the common control transactions resulted in a change in the reporting entity, the Holdings consolidated financial statements for all periods presented have been retrospectively adjusted, as if the transactions had occurred as of the earliest period presented or the initial date at which the entities first came under common control. As such, the operating results of Target and Iron Horse are included in the operations beginning on February 15, 2013 and July 31, 2017, respectively, the date at which common control was attained.

Due to common ownership of Arrow and Holdings by TDR as explained above, the operating results have been combined to include the consolidated accounts of both Holdings and Arrow (“the Companies”). All significant intercompany accounts and transactions have been eliminated. TDR, the ultimate parent of Holdings, owns 76% percent of Holdings with the remaining 24% held through affiliated entities of TDR. TDR owns 100% of Arrow. TDR will have majority ownership of the entity created from the closing of the business combination with Platinum Eagle, discussed above.

Factors Affecting Results of Operations

We expect our business to continue to be affected by the key factors discussed below, as well as factors discussed in the section titled “Risk Factors” included elsewhere in this filing. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

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Supply and Demand for Oil and Gas

As a provider of vertically integrated specialty rental and hospitality services, we are not directly impacted by oil and gas price fluctuations. However, these price fluctuations indirectly influence our activities and results of operations because the exploration and production (“E&P”) workforce is directly affected by price fluctuations and the industry’s expansion or contraction as a result of these fluctuations. Our occupancy volume depends on the size of the workforce within the oil and gas industry and the demand for labor. Oil and gas prices are volatile and influenced by numerous factors beyond our control, including the domestic and global supply of and demand for oil and gas. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of oil and gas.

Availability and Cost of Capital

Capital markets conditions could affect our ability to access the debt and equity capital markets to the extent necessary to fund our future growth. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand.

Regulatory Compliance

We are subject to extensive federal, state, local, and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid, and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities, and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise, or be discovered that create substantial environmental compliance or remediation liabilities and costs.

Natural Disasters or Other Significant Disruption

An operational disruption in any of our facilities could negatively impact our financial results. The occurrence of a natural disaster, such as earthquake, tornado, severe weather, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure, capacity expansion difficulties or unscheduled maintenance could cause operational disruptions of varied duration. These types of disruptions could materially adversely affect our financial condition and results of operations to varying degrees dependent upon the facility, the duration of the disruption, our ability to shift business to another facility or find alternative solutions.

How we evaluate our operations

We derive the majority of our revenue from leasing of lodging facilities. Approximately 68.11% of our revenue was earned from specialty rental with vertically integrated hospitality, specifically lodging and related ancillary services, whereas the remaining 22.3% of revenues were earned through leasing of lodging facilities for the year ended December 31, 2018. Our services include temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, and laundry services. Revenue is recognized in the period in which lodging and services are provided pursuant to the terms of contractual relationships with our customers. In some contracts, rates may vary over the contract term, in these cases, revenue is generally recognized on a straight-line basis over the contract term. We enter into arrangements with multiple deliverables for which arrangement consideration is allocated between lodging and services based on the relative estimated standalone selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately or based upon the best estimate of selling price.

The Companies also originated a contract in 2013 with TransCanada Pipelines (TCPL) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. During the construction phase of the contract, the Companies recognize revenue as costs are incurred in connection with the project. The revenue recognized includes a margin mark-up on costs incurred as allowable under the contract terms. The construction phase of the project generated revenue under limited notices to proceed as well as change orders mainly during the fourth quarter of 2018. Approximately 9.5% of our services income revenue was generated from this contract for the year ended December 31, 2018.

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Our management uses a variety of financial and operating metrics to analyze our performance. We view these metrics as significant factors in assessing our operating results and profitability and intend to review these measurements frequently for consistency and trend analysis. We primarily review the following profit and loss information when assessing our performance.

Revenue

We analyze our revenues by comparing actual revenues to our internal projections for a given period and to prior periods to assess our performance. We believe that revenues are a meaningful indicator of the demand and pricing for our services. Key drivers to change in revenues may include average utilization of existing beds, levels of drilling activity in the Permian and Bakken basins, and the consumer price index impacting government contracts.

Adjusted Gross profit

We analyze our adjusted gross profit, which we define as revenues less cost of sales, excluding depreciation and loss on impairment, to measure our financial performance. We believe adjusted gross profit is a meaningful metric because it provides insight on financial performance of our revenue streams without consideration of company overhead. Additionally, using adjusted gross profit gives us insight on factors impacting cost of sales, such as efficiencies of our direct labor and material costs. When analyzing adjusted gross profit, we compare actual adjusted gross profit to our internal projections for a given period and to prior periods to assess our performance.

Segments

We have identified three reportable business segments: Government, the Permian Basin, and the Bakken Basin:

Government

The government segment (“Government”) includes the facilities and operations of the family residential center and the related support communities in Dilley, Texas (the “South Texas Family Residential Center”) provided under a lease and services agreement with CoreCivic (“CoreCivic”).

Permian Basin

The Permian Basin segment reflects our facilities and operations in the Permian Basin region and includes our 15 communities located across Texas and New Mexico.

Bakken Basin

The Bakken Basin segment reflects our facilities and operations in the Bakken Basin region and includes our 5 communities in North Dakota.

Other

Our other facilities and operations which do not meet the criteria to be a separate reportable segment are combined and reported as “Other” which represents the facilities and operations of one community in the Anadarko basin of Oklahoma, the catering and other services provided to communities and other workforce accommodation facilities for the oil, gas and mining industries not owned by us and initial work and future plans for facilities and services to be provided in connection with the TransCanada pipeline project.

Key factors impacting the comparability of results

The historical results of operations for the periods presented may not be comparable, either to each other or to our future results of operations, for the reasons described below:

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Algeco US Holdings LLC Restructuring

On November 28, 2017, as part of the Restructuring amongst entities under common control of TDR and ASG, ASG conducted a carve-out transaction of Target and Chard Camp Catering Services Ltd (“Chard”) net assets from Williams Scotsman International Inc. (“WSII”) and Chard became a wholly-owned subsidiary of Target. Effective December 22, 2017, Holdings acquired Target and Chard. Due to the acquisition of Target by Holdings being a common control transaction, the prior period financial statements have been retrospectively adjusted to reflect the transaction as if it occurred at the beginning of the period presented. Because Target was owned by ASG prior to Holdings’ formation, the historical operations of Target are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Target prior to the Restructuring; (ii) the combined results of Target and Holdings following the Restructuring on November 28, 2017; (iii) the assets and liabilities of Target at their historical cost; and (iv) Holdings’ equity structure since the date of its formation. Due to the Restructuring previously discussed, there are approximately $17.3 million and $9.3 million of additional expenses related to the activity of Holdings included in the combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively. Approximately $8.6 million and $0.5 million are reported in restructuring costs for the years ended December 31, 2018 and 2017, respectively. Approximately $8.1 million and $8.8 million of these expenses are reported in selling, general and administrative expenses for the years ended December 31, 2018 and December 31, 2017, respectively. Such selling, general and administrative expenses were offset through charges to affiliated entities in the amount of approximately $5.3 million and recognized in other income, net for the year ended December 31, 2018. Approximately $0.6 million and $0 of these expenses are reported in other income, net for the years ended December 31, 2018 and 2017, respectively.

Target Logistics Management, LLC Restructuring

On December 22, 2017, in a restructuring transaction amongst entities under common control of TDR and ASG, Holdings acquired 100% ownership of Target, a specialty rental company initially acquired by another subsidiary of ASG in 2013, as its operating company. As part of the Restructuring, certain notes and intercompany accounts among Target and other ASG entities were offset and extinguished and any gain or loss on extinguishment of the notes and receivables have been recognized as contributions and distributions in member’s equity. Further, immediately prior to the Restructuring transaction, on December 15, 2017, Target acquired all of Iron Horse in a transaction under common control of TDR. Iron Horse was initially acquired by another subsidiary of TDR on July 31, 2017 and accounted for as a business combination with the assets acquired and liabilities assumed recorded at fair value as of the date of the initial acquisition. The acquisition of Iron Horse expanded Target’s presence in the Texas Permian Basin, adding four lodges with approximately 1,000 rooms in strategic locations across Texas.

Acquisitions

On September 7, 2018, Bidco purchased 100% of the Membership Interests of Signor. Signor’s results of operations are not directly comparable to historical results of operations as Signor’s operating results are only included from the period from September 7, 2018 (“acquisition date”) through December 31, 2018, which represents $30.1 million and $12.5 million of our revenue and income before taxes, respectively, for 2018. The acquisition of Signor further expanded our presence in the Texas Permian Basin, adding over 4,000 rooms.

Public Company Costs

We expect to incur incremental, non-recurring costs related to our transition to a publicly traded company, including the costs of this offering. We also expect to incur additional significant and recurring expenses as a publicly traded company, including costs associated with the employment of additional personnel, compliance under the Exchange Act, annual and quarterly reports to common shareholders, registrar and transfer agent fees, national stock exchange fees, legal fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation.

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Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our combined financial statements. The following discussion should be read in conjunction with the combined financial statements and related notes included elsewhere in this document.

Consolidated Results of Operations for the year ended December 31, 2018 and December 31, 2017

	For the Year Ended December 31,
	2018	2017	Amount of Increase (Decrease)	Percentage Change Favorable (Unfavorable)

Revenue:
Services income	$186,865	$75,422	$111,443	148%
Specialty rental income	53,735	58,813	(5,078)	(9)%
Total revenue	240,600	134,235	106,365	79%
Costs:
Services	93,064	46,630	46,434	100%
Specialty rental	10,372	10,095	277	3%
Depreciation of specialty rental assets	31,610	24,464	7,146	29%
Loss on impairment	15,320	-	15,320	100%
Gross Profit	90,234	53,046	37,188	70%
Selling, general and administrative	41,340	24,337	17,003	70%
Other depreciation and amortization	7,518	5,681	1,837	32%
Restructuring costs	8,593	2,180	6,413	294%
Currency (gain) loss, net	149	(91)	240	(264)%
Other income, net	(8,275)	(519)	(7,756)	1494%
Operating income	40,909	21,458	19,451	91%
Interest expense (income), net	24,198	(5,107)	29,305	(574)%
Income before income tax	16,711	26,565	(9,854)	(37)%
Income tax expense	11,755	25,584	(13,829)	(54)%
Net income	$4,956	$981	$3,975	405%

Year ended December 31, 2018 Compared to Year ended December 31, 2017

Total Revenue. Total revenue was $240.6 million (inclusive of $30.1 million in revenue generated from Signor since the acquisition date) for the year ended December 31, 2018 and consisted of $186.9 million of services income and $53.7 million of specialty rental income. Total revenues for the year ended December 31, 2017 were $134.2 million and consisted of $75.4 million of services income and $58.8 million of specialty rental income.

Services income consists primarily of specialty rental accommodations with vertically integrated hospitality services, and comprehensive hospitality services including catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, health and recreation facilities, concierge services, and laundry service. Approximately $23 million of services income during 2018 is associated with revenue earned on the TCPL contract discussed previously. Specialty rental income consists primarily of revenues from renting rooms at facilities leased or owned.

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The increase of $106.4 million in revenues was due to incremental revenues of $30.1 million from September 7, 2018 to December 31, 2018 as a result of the Signor acquisition as well as an increase of $53.3 million for our comparable lodging facilities (exclusive of the acquisition of Signor) due to an increase in rig count and demand for turnkey services in Texas period over period. The remaining increase of approximately $23 million is associated with the TCPL contract previously discussed. The increase in oil prices and drilling activity was a driver of the demand for the Companies’ services. The average crude oil price in the year ended December 31, 2018 was $65.23 per barrel as compared to $50.80 per barrel in the year ended December 31, 2017. The average rig count for Texas in 2018 was 257 as compared to 216 in 2017. The increase in activity and personnel in the basin drove an increase in utilization, thus leading to higher services income.

Cost of services. Cost of services was $93.1 million for the year ended December 31, 2018 as compared to $46.6 million for the year ended December 31, 2017. The increase in total cost of services was primarily due to expansions to added rooms coupled with increased utilization rates. Approximately $14.3 million of this increase was attributable to Signor from the acquisition date of September 7, 2018 through December 31, 2018. The total bed count was 11,609 as of December 31, 2018 as compared to 6,708 as of December 31, 2017, and average utilization percentage was 83% for the year ended December 31, 2018 as compared to 73% for the year ended December 31, 2017. As a result, costs of services relating to labor, food, utilities, supplies, and other direct costs associated with operating the lodging facilities saw a 100% increase.

Specialty rental costs. Specialty rental costs were $10.4 million for the year ended December 31, 2018 as compared to $10.1 million for the year ended December 31, 2017. The increase in specialty rental costs was primarily due to increased utility costs at our Dilley and Mentone leased lodging facilities.

Depreciation of specialty rental assets. Depreciation of specialty rental assets was $31.6 million for the year ended December 31, 2018 as compared to $24.5 million for the year ended December 31, 2017. The increase of $7.1 million in depreciation of specialty rental assets was primarily due to $99.8 million in specialty rental asset additions, including the Signor acquisition, from December 31, 2017 to December 31, 2018.

Loss on impairment. Loss on impairment was $15.3 million for the year ended December 31, 2018 and was due to write downs of non-strategic asset groups in the following regions: $0.7 million in the Permian Basin, $7.4 million in the Canadian oil sands, and $7.2 million in the Bakken Basin. There was no loss on impairment recorded for the year ended December 31, 2017.

Selling, general, and administrative. Selling, general, and administrative was $41.3 million for the year ended December 31, 2018 as compared to $24.3 million for the year ended December 31, 2017. The increase was primarily due to approximately $8.4 million of nonroutine transaction costs associated with this offering, acquisition-expenses of approximately $5.2 million associated with the Signor acquisition, increase in sales commissions of approximately $1.3 million due to growth of the business, increases in compensation and benefits costs of approximately $1.3 million as a result of increased hiring in preparation for becoming a public company, and increases in marketing and legal contract review costs of approximately $1.0 million due to general growth in the business. Despite these increases, most of which are nonroutine (i.e. transaction costs, acquisition-related expenses), selling, general, and administrative expenses are still down year over year as a % of total revenue by approximately 1%.

Other depreciation and amortization. Other depreciation and amortization was $7.5 million for the year ended December 31, 2018 as compared to $5.7 million for the year ended December 31, 2017. The increase of $1.8 million was due to increased amortization in connection with Arrow intangibles as well as a $13.3 million increase in other property, plant, and equipment from December 31, 2017 to December 31, 2018.

Restructuring costs. Restructuring costs were $8.6 million for the year ended December 31, 2018 as compared to $2.2 million for the year ended December 31, 2017. The increase of $6.4 million in restructuring costs for the year ended December 31, 2018 primarily related to employee severance payments resulting from the closure of our Baltimore, MD corporate office and the movement of those functions to Europe.

Currency (gain) loss, net. Currency losses were $0.1 million for the year ended December 31, 2018, as compared to currency gains of $0.1 million for the year ended December 31, 2017. The increase of $0.2 million in currency loss, net was a result of more favorable average exchange rates during the year ended December 31, 2017.

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Other income, net. Other income, net was $8.3 million for the year ended December 31, 2018, as compared to $0.5 million for the year ended December 31, 2017. The increase of $7.8 million in other income, net was related primarily to $5.3 million in recharged costs from Holdings to affiliates for general and administrative services performed on behalf of those groups and approximately $1.7 million of gains associated with the receipt of casualty insurance proceeds related to flood damage at one of our properties in North Dakota.

Interest expense (income), net. Interest expense, net was $24.2 million for the year ended December 31, 2018 as compared to interest income, net of $5.1 million for the year ended December 31, 2017. The increase of $29.3 million in interest expense, net was primarily related to an increase in interest expense on notes due to affiliates of $23.4 million, financing costs related to extinguished affiliate notes of $1.9 million, amortization of deferred financing costs of $0.6 million, and a reduction of $3.3 million in interest income on notes due from affiliates.

Segment Results

The following table sets forth our selected results of operations for each of our reportable segments for the periods indicated below.

	For the years ended December 31,
	2018	2017	Amount of Increase (Decrease)	Percentage Change Favorable (Unfavorable)

Revenue, net:
Government	$66,676	$66,722	$(46)	0%
Permian Basin	120,590	41,439	79,151	191%
Bakken Basin	25,813	22,351	3,462	15%
Other	27,521	3,723	23,798	639%
Total Revenues	$240,600	$134,235	$106,365	79%

Adjusted Gross Profit
Government	$47,437	$48,613	$(1,176)	(2)%
Permian Basin	73,795	18,175	55,620	306%
Bakken Basin	10,554	9,333	1,221	13%
Other	5,378	1,389	3,989	287%
Total Adjusted Gross Profit	$137,164	$77,510	$59,654	77%

Note: Adjusted Gross profit for the CODM’s analysis includes the services and rental costs recognized in the financial statements and excludes depreciation and loss on impairment.

Government

Revenue for the Government segment was $66.7 million for the year ended December 31, 2018 as compared to $66.7 million for the year ended December 31, 2017.

Adjusted gross profit for the Government segment was $47.4 million for the year ended December 31, 2018 as compared to $48.6 million for the year ended December 31, 2017. The decrease in gross profit was primarily due to an increase of $1.1 million in cost of sales year over year, while revenues stayed constant.

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Permian Basin

Revenue for the Permian Basin segment was $120.6 million for the year ended December 31, 2018 as compared to $41.4 million for the year ended December 31, 2017. Contributing to the increase in revenue were expansions to add 4,896 beds as a result of the acquisition of Signor, coupled with increased utilization for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

Adjusted gross profit for the Permian Basin segment was $73.8 million for the year ended December 31, 2018 as compared to $18.2 million for the year ended December 31, 2017. The increase in gross profit was due to cost efficiencies and increased revenues as a result of the expansions discussed above.

Bakken Basin

Revenue for the Bakken Basin segment was $25.8 million for the year ended December 31, 2018 as compared to $22.4 million for the year ended December 31, 2017. The increase in revenue was primarily due to a 9% increase in average utilization while keeping a constant average daily rate.

Adjusted gross profit for the Bakken Basin segment was $10.6 million for the year ended December 31, 2018 as compared to $9.3 million for the year ended December 31, 2017. The increase in gross profit was due to cost efficiencies and increased revenues as a result of higher average utilization discussed above.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been capital contributions from our owners and cash flow from operations. We depend on cash flow from operations, cash on hand, borrowings under our revolving credit facility and equity financings to finance our acquisition strategy, working capital needs, and capital expenditures. The Holdings ABL Facility has an availability block of $25 million shared among all the borrowers. As of December 31, 2018, $124.5 million was available on the ABL for the Companies to borrow. We currently believe that our cash on hand, along with these sources of funds will provide sufficient liquidity to fund debt service requirements, support our growth strategy, lease obligations, contingent liabilities and working capital investments for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our future cash requirements on commercially reasonable terms or at all.

If our cash flows and capital resources are insufficient, we may be forced to reduce or delay additional acquisitions, future investments and capital expenditures, and seek additional capital. Significant delays in our ability to finance planned acquisitions or capital expenditures may materially and adversely affect our future revenue prospects.

Capital Requirements

During the year ended December 31, 2018, we incurred $81.6 million in capital expenditures. Our total annual 2019 capital budget is approximately $19.4 million, including growth projects to increase community capacity. However, the amount and timing of these 2019 capital expenditures is largely discretionary and within our control. We could choose to defer or increase a portion of these planned 2019 capital expenditures depending on a variety of factors, including, but not limited to, additional contracts awarded above and beyond our projections. As we pursue growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. However, future cash flows are subject to a number of variables, including the ability to maintain existing contracts, obtain new contracts and manage our operating expenses. The failure to achieve anticipated revenue and cash flows from operations could result in a reduction in future capital spending. We cannot assure you that operations and other needed capital will be available on acceptable terms or at all. In the event we make additional acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we could be required to reduce the expected level of capital expenditures or seek additional capital. We cannot assure you that needed capital will be available on acceptable terms or at all.

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The following table sets forth general information derived from Companies’ statement of cash flows:

	For the year ended December 31,
	2018	2017

Net cash provided by operating activities	$26,203	$40,774
Net cash used in investing activities	(220,917)	(130,246)
Net cash provided by financing activities	194,553	98,059
Effect of exchange rate changes on cash and cash equivalents	(178)	136
Net increase (decrease) in cash and cash equivalents	$(339)	$8,723

Year ended December 31, 2018 Compared to Year ended December 31, 2017

Cash flows provided by operating activities. Net cash provided by operating activities was $26.2 million for the year ended December 31, 2018 as compared to $40.8 million for the year ended December 31, 2017. This decrease in net cash provided by operating activities of $14.6 million was primarily attributable to an increase in cash paid for interest of approximately $22.1 million associated with affiliate notes that were fully paid off in December of 2018. This cash outflow increase was offset by cash inflows due to growth in the business year over year and the addition of the operations of Signor from the acquisition date of September 7, 2018 through December 31, 2018.

Cash flows used in investing activities. Net cash used in investing activities was $220.9 million for the year ended December 31, 2018 as compared to $130.2 million for the year ended December 31, 2017. This increase in net cash used in investing activities of $90.7 million was primarily due to a $163.8 million increase in purchases of business, net of cash acquired, in connection with the Signor acquisition during 2018. Further contributing to the net increase in cash used in investing activities was $63.4 million increase in additions of specialty rental assets in 2018, mainly in the Permian Basin as the business continues to expand in that area. The overall increase in net cash used in investing activities was offset by $134.7 million in repayments of debt from affiliates, which was used to fully extinguish certain affiliate notes in December of 2018.

Cash flows provided by financing activities. Net cash flows provided by financing activities was $194.6 million for the year ended December 31, 2018 as compared to $98.1 million for the year ended December 31, 2017. This increase in net cash flows provided by financing activities of $96.5 million was primarily the result of an increase in contributions from affiliates of $217.0 million for the acquisition of Signor and payment of affiliate notes, $108.0 million in proceeds from notes with affiliates for the acquisition of Signor, and net proceeds from ABL borrowings. The overall increase in net cash flows provided by financing activities was offset by the repayments of notes with affiliates of $256.6 million.

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Indebtedness

Capital lease and other financing obligations

Our capital lease and financing obligations at December 31, 2018, primarily consisted of $1.7 million associated with an equipment financing arrangement and $0.9 million of capital leases.

The $1.7 million related to the equipment financing agreement is payable monthly and matures in January 2019 and bears interest at 11.1%. Under this agreement, we transferred title and ownership of certain lodging units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in January 2019. This financing obligation was fully paid off in January 2019.

Our capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7% with lease terms that expire through November 2020.

Concentration of Risks

In the normal course of business, we grant credit to customers based on credit evaluations of their financial condition and generally require no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Companies’ revenues or accounts receivable. Our largest customer for the year ended December 31, 2018 was CoreCivic of Tennessee LLC who accounted for 27.4% of revenues. The largest customer accounts for 9.4% of accounts receivable while two customers account for 24.5% and 17.3% of accounts receivable, respectively, at December 31, 2018.

Our largest customers for the year ended December 31, 2017 were CoreCivic of Tennessee LLC and Anadarko Petroleum Corporation who accounted for 50.5% and 11.8% of revenues. We also had one customer who individually accounted for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables at December 31, 2017.

Major suppliers are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2018 and 2017, we had no major suppliers comprising more than 10.0% of total purchases.

The Companies provide services almost entirely to customers in the governmental and oil and gas industries and as such, is almost entirely dependent upon the continued activity of such customers.

ABL Facility

We participate as a co-borrower in a multicurrency asset-based revolving credit facility (the “ABL Revolver”). The borrowers participating in the agreement are affiliates of ASG (“Borrowers”). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of $150 million. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an availability block of $25 million shared among all the Borrowers. A borrowing base is calculated at the greater of $60 million and 15% of Line Cap as defined within the agreement. As of December 31, 2018, the Companies had $124.5 million available to be borrowed. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a variable margin between 1.5% and 3%. Holdings is a guarantor of the obligation of the other borrowers under the credit facility.

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Contractual Obligations

In the ordinary course of business, we enter into various contractual obligations for varying terms and amounts. The table below presents our significant contractual obligations as of December 31, 2018:

Contractual Obligations	Total	2019	2020 and 2021	2022 and 2023
Capital lease and other financing obligations	$2,460	$2,446	$14	$-
ABL Facility	20,550	-	-	20,550
Notes due to affiliates	108,047	-	-	108,047
Total	$131,057	$2,446	$14	$128,597

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

We lease certain land, community units, and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability.

Rent expense included in services costs in the combined statements of comprehensive income for cancelable and non-cancelable leases was $4.7 million and $8.2 million for the years ended December 31, 2018 and 2017, respectively. Rent expense included in the selling, general, and administrative expenses in the combined statements of comprehensive income for cancelable and non-cancelable leases was $0.6 million and $0.3 million for the years ended December 31, 2018 and 2017, respectively.

Future minimum lease payments at December 31, 2018, by year and in the aggregate, under non-cancelable operating leases are as follows:

2019	$1,794
2020	1,471
2021	1,146
2022	919
2023	680
Total	$6,010

Quantitative and Qualitative Disclosures About Market Risk

Interest Rates

Capital market conditions, including but not limited to availability and borrowing costs, could affect our ability to access the debt capital markets to the extent necessary to fund our future growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand our operations or make future acquisitions. However, we expect to remain competitive with respect to acquisitions and capital projects, as our peers and competitors would likely face similar circumstances.

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Commodity Risk

Commodity price fluctuations also indirectly influence our activities and results of operations over the long-term because they may affect production rates and investments by E&P companies in the development of oil and gas reserves. Generally, lodging activity will increase as oil and gas prices increase.

We have limited direct exposure to risks associated with fluctuating commodity prices of crude oil. However, both our profitability and our cash flow are affected by volatility in the prices of crude oil. Adverse effects on our cash flow from reductions in crude oil prices could adversely affect our ability to make distributions to unitholders. We do not currently hedge our exposure to crude oil prices.

Additionally, we believe that inflation has not had a material effect on our results of operations.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

On an ongoing basis, management evaluates its estimates. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Our accounting policies are fully described in Note 1 to our combined financial statements. We believe that the following discussion addresses our most critical accounting policies, representing those policies considered most vital to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, and complex judgments.

Principles of combination:

The combined financial statements have been prepared using the consolidated accounting records of Holdings and Arrow. All intercompany transactions and accounts within and between Holdings and Arrow, and intercompany transactions and balances between Holdings and Arrow and their subsidiaries, have been eliminated. The combined financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Specialty Rental Assets

Specialty rental assets (units, site work and furniture and fixtures comprising lodges) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years.

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Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.

Other Property, Plant, and Equipment

Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that we will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:

Buildings	5-15 years
Machinery and office equipment	3-5 years
Furniture and fixtures	7 years
Software	3 years

Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.

Business Combinations

Business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued.

Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When we acquire a business, we assess the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.

Goodwill

We evaluate goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of our reporting units that are expected to benefit from the combination. We evaluate changes in our reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of our reporting units changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

We perform the annual impairment test of goodwill on October 1. In addition, we perform impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, we consider the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross profit on sales, operating margins, capital expenditures, tax rates and discount rates.

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If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, we consider the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

Intangible Assets Other Than Goodwill

Intangible assets that are acquired by the Companies and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Companies’ indefinite-lived intangible assets consist of trade names. The Companies calculate fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. A loss on impairment would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.

Other intangible assets that have finite useful lives are measured at costs less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on an accelerated basis or a straight-line basis over the estimated useful lives of intangible assets. We have customer relationship assets with lives ranging from 5 to 9 years and a non-compete agreement with a useful life of 5 years.

Asset Retirement Obligations

We recognize asset retirement obligations (“AROs”) related to legal obligations associated with the operation of our specialty rental assets. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value over the estimated useful lives of the underlying assets. We capitalize asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs recognized in the Companies’ balance sheets were $2.6 million and $1.9 million as of December 31, 2018 and 2017, respectively, which represents the present value of the estimated future cost of these AROs of approximately $3.3 million. Accretion expense of approximately $0.2 million and $0.1 million was recognized in specialty rental costs in the accompanying combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively.

Assets Held for Sale

We consider an asset to be held for sale when we approve and commit to a formal plan to actively market the asset for sale and it is probable that the sale will be completed within twelve months. A sale may be considered probable when a signed sales contract and significant non-refundable deposit or contract break-up fee exists. Upon designation as held for sale, we record the carrying value of the asset at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and management stops recording depreciation expense. As of December 31, 2018, no assets were considered held for sale.

Impairment of Long-lived Assets

We periodically review each property for possible impairment. Recoverability of assets or asset groups to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

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We perform various valuation techniques using both the market approach (comparing the assets held to other similar assets that have recently transacted in the market as well as identifying a depreciated replacement cost for real property assets) and income approach (based on a discounted cash flow analysis) to determine the estimated fair value. This requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances that might directly impact each of the relevant asset groups’ operations in the future and are therefore uncertain. These assumptions consider a variety of industry and local market conditions. For the year ended December 31, 2018, we recognized a loss on impairment of $15.3 million.

Revenue Recognition

The Companies derive revenue from specialty rental with vertically integrated hospitality, specifically lodging and related ancillary services. Revenue is recognized in the period in which lodging and services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract term. The Companies enter into arrangements with a single deliverable as well as multiple deliverables. For those with multiple deliverables, arrangement consideration is allocated between lodging and services based on the relative estimated selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately, or based upon the best estimate of selling price.

When lodging and services are billed in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused lodging and services for a specified period beyond the expiration of the contract. The Companies recognize revenue for these paid but unused lodging and services as they are used, as it becomes probable the lodging and services will not be used, or upon expiration of the specified term.

Cost of services includes labor, food, utilities, rent and other direct costs associated with operating the lodging units. Costs of rental includes leasing costs and other direct costs of maintaining the lodging units. Incremental direct costs of acquiring contracts includes sales commissions which are expensed as incurred and reflected in selling, general and administrative expenses in the combined statements of comprehensive income.

The Companies also originated a contract in 2013 with TransCanada Pipelines (TCPL) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. During the construction phase of the contract, the Companies recognize revenue as costs are incurred in connection with the project. The revenue recognized includes a margin mark-up on costs incurred as allowable under the contract terms. Revenues associated with this contract are reflected as services income in the combined statements of comprehensive income and amounted to approximately $23 million and $0 million of services income for the years ended December 31, 2018 and 2017, respectively.

Additionally, the Companies collects sales, use, occupancy and similar taxes, which the Companies present on a net basis (excluded from revenues) in the combined statements of comprehensive income.

Income Taxes

The Companies’ operations are subject to U.S. federal, state and local, and foreign income taxes. The Companies account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

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The Companies record net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Companies considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Companies’ combined statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Companies’ income tax expense.

Prior to the Restructuring, the operations of Target were included in the U.S. tax return of its historical parent, Williams Scotsman International, Inc., along with certain state and local and foreign income tax returns. In preparing the combined financial statements for the period prior to the Restructuring, the provision for income taxes was calculated using the “separate return” method. Under this method, Target assumed a separate return would be filed with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent as applicable. Target’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. Target provides deferred taxes on temporary differences and on any carryforwards that it could claim on a hypothetical return and the need for a valuation allowance is assessed on the basis of its projected separate return results.

In accordance with applicable authoritative guidance, the Companies account for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Companies classify interest and penalties related to uncertain tax positions within income tax expense. At December 31, 3018 and 2017, the Companies had no unrecognized tax benefits.

During December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118” or “Act”) which provides guidance on accounting for the Act’s impact. SAB 118 provides a measurement period, which in no case should extend beyond one year from the Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Act under ASC 740, Income Taxes.

Per SAB 118, the Companies must reflect the income tax effects of the Act in the reporting period in which the accounting under ASC 740 is complete. To the extent the Companies accounting for certain income tax effects of the Act is incomplete, it can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If the Companies cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Act being enacted. If the Companies are unable to provide a reasonable estimate of the impacts of the Act in a reporting period, a provisional amount must be recorded in the first reporting period in which a reasonable estimate can be determined.

As of and for the year ended December 31, 2017, the Companies, which consisted of Target operations completed their accounting for the income tax effects of the Act. The Companies have not recorded a liability for the one-time transition tax on certain unrepatriated earnings of foreign subsidiaries imposed under the Act due to the negative earnings and profit historically deemed repatriation transition tax. The Companies also remeasured their deferred tax asset and liabilities to reflect the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent and, consequently, recorded a decrease related to net deferred tax assets of $12.1 million with a corresponding increase to deferred income tax expense for the year ended December 31, 2017.

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Recently Issued Accounting Standards

The Companies meet the definition of as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act provided to EGCs, the Companies have elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such standards. As such, compliance dates included below pertain to non-issuers, and as permitted, early adoption dates are indicated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under US GAAP. The new standard becomes effective for the Companies year ended December 31, 2019 and interim periods thereafter. Topic 606 allows either full or modified retrospective transition, and the Companies currently plan to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Companies will present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Companies are currently evaluating the impact that the updated guidance will have on the Companies’ financial statements and related disclosures. As part of the evaluation process, the Companies are holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Companies are utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Companies current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Companies existing revenue contracts.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (“ASC 840”) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective for the Companies during the year ended December 31, 2020 and interim periods thereafter. Topic 842 allows an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach or to adopt under the new optional transition method that allows an entity to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Companies are currently evaluating the impact of the pronouncement on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (“ASU 2016-13”). This new standard change how companies will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 is effective for financial statements issued for reporting periods beginning after December 15, 2019 and interim periods within the reporting periods.  The Companies are currently evaluating the impact of this new standard on its combined financial statements.

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In October 2016, the FASB issued ASU 2016-16, Income Taxes (“Topic 740”): Intra-entity Transfers of Assets other than Inventory. This guidance requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Companies do not believe the pronouncement will have a material impact on its combined financial statements.

On November 17, 2016, the FASB issued ASU No. 2016-18, Statement of cash flows (“Topic 230”): Restricted cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. This Update addresses stakeholder concerns around the diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The provisions of ASU No. 2016-18 are effective for fiscal years beginning after December 15, 2018, and interim periods with fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The amendments in this Update should be applied retrospectively. The Companies do not plan to early adopt. The Companies do not expect the adoption of this guidance to have a material impact on the combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (“Topic 220”) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of new legislation by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act’s reduction of the US federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the US federal corporate income tax rate in the Tax Act is recognized. The Companies plan to adopt the standard on January 1, 2019 and do not anticipate a material impact upon adoption.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley Act and are therefore not required in connection with this filing to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose.

Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 and 906 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2019. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

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